UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒    Preliminary Information Statement

☐    Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐    Definitive Information Statement

WINDTREE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Dated Filed:

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

_________________________________________

GENERAL INFORMATION

This Notice and the accompanying Information Statement ("Information Statement") are being furnished by Windtree Therapeutics, Inc., a Delaware corporation (referred to in this Notice and Information Statement as "we," "our," and the "Company") to the stockholders of our common stock, par value $0.001 per share (the "Common Stock") to inform you that the following actions were approved by the holders of a majority (the "Majority Holders") of our issued and outstanding shares of Common Stock by written consent in lieu of a meeting on June 20, 2019 (the "Written Consent") and the Board of Directors of the Company (the "Board") ratified and approved these actions of the Majority Holders by resolutions of the Board adopted on June 21, 2019, in accordance with the Delaware General Corporation Law ("DGCL"):

a)

if the Board deems such action necessary or appropriate to assure compliance with applicable initial listing rules of the Nasdaq Stock Market ("Nasdaq"), to file with the Secretary of State of the State of Delaware a Certificate of Amendment (the "Amendment") to our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to implement a reverse split of our Common Stock at any time prior to September 30, 2020 at a ratio of not less than 10-for-11 and not greater than 1-for-3 ("Reverse Split"), as shall be determined in the sole discretion of the Board, taking into account such factors as the then-current price per share of our Common Stock as reported on the OTCQB® or other then-applicable quotation board, the market conditions and our prospects at the time of implementation, and to set the ratio for, and all other applicable terms of, a Reverse Split;

b)

in connection with the Amendment, if filed, to include a provision indicating that the number of authorized shares of Common Stock available for issuance under our Certificate of Incorporation would be retained at 120 million shares (we refer to this as the "authorized share proposal"); and

c)

for purposes of complying with applicable initial Nasdaq listing rules and to provide the Board an ability to take advantage of market conditions and other factors at any time without delay and the additional expense involved in securing stockholder approval at any future time, to approve the issuance of more than 20% of the Company’s issued and outstanding Common Stock in a financing transaction in connection with the Company’s need for additional capital to support its research and development activities and operations, as shall be determined in the sole discretion of the Board (we refer to this as the "share issuance proposal").

Please note that the Written Consent of the Majority Holders satisfies the stockholder vote requirement for these actions under the DGCL and our By-laws and no additional votes will be needed. Accordingly, your consent is not required in connection with the approval of these corporate actions. You do not need to do anything in response to this Notice and accompanying Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Mary B. Templeton, Esq.

General Counsel and Corporate Secretary

Warrington, PA

July 5, 2019

WINDTREE THERAPEUTICS, INC.

INFORMATION STATEMENT

July 5, 2019

This Information Statement is being mailed or furnished by the Board of Directors of Windtree Therapeutics, Inc., a Delaware corporation (referred to as "we," "our," "us," and the "Company"), with principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, to our stockholders of record on June 21, 2019 (the "Record Date") solely for the purpose of informing you of actions taken by the holders of a majority (the "Majority Holders") of our issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock") by written consent in lieu of a special meeting of stockholders on June 20, 2019 (the "Written Consent") and by our Board of Directors (the "Board") pursuant to resolutions adopted on June 21, 2019, in accordance with the Delaware General Corporation Law ("DGCL").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

The actions of the Majority Holders will become effective no earlier than 20 days after the mailing of this Information Statement, and the actions contemplated by the Amendment will become effective, if at all, upon our filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation"), as follows:

a)

if the Board deems such action necessary or appropriate to assure compliance with applicable initial listing rules of the Nasdaq Stock Market ("Nasdaq"), to file with the Secretary of State of the State of Delaware a Certificate of Amendment (the "Amendment") to our Amended and Restated Certificate of Incorporation to implement a reverse split of our Common Stock at any time prior to September 30, 2020 at a ratio of not less than 10-for-11 and not greater than 1-for-3 ("Reverse Split"), as shall be determined in the sole discretion of the Board, taking into account such factors as the then-current price per share of our Common Stock as reported on the OTCQB® or other then-applicable quotation board, the market conditions and our prospects at the time of implementation, and to set the ratio for, and all other applicable terms of, a Reverse Split;

b)

in connection with the Amendment, if filed, to include a provision indicating that the number of authorized shares of Common Stock available for issuance under our Certificate of Incorporation would be retained at 120 million shares (we refer to this as the "authorized share proposal"); and

c)

for purposes of complying with applicable initial Nasdaq listing rules and to provide the Board an ability to take advantage of market conditions and other factors at any time without delay and the additional expense involved in securing stockholder approval, to approve the issuance of more than 20% of the Company’s issued and outstanding Common Stock in a financing transaction in connection with the Company’s need for additional capital to support its research and development activities and operations, as shall be determined in the sole discretion of the Board (we refer to this as the "share issuance proposal").

The form of the potential Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix I and is hereby incorporated into this Information Statement by reference.

This Notice and Information Statement is expected to be mailed to stockholders on or about July 5, 2019.

*     *     *

Voting and Vote Required

As of June 20, 2019, which is the date of the Written Consent of the Majority Holders, there were issued and outstanding 32,188,855 shares of Common Stock entitled to vote on the matters presented in this Information Statement. Under our By-laws and the DGCL, approval of the amendment of our Certificate of Incorporation to implement a Reverse Split, and the share issuance proposal, requires the affirmative consent of a majority of the issued and outstanding shares of Common Stock that would have been entitled to vote on the proposals had there been a meeting. Each share of our Common Stock would have been entitled to one vote on each matter had there been a meeting. As of June 20, 2019, the Majority Holders were the owners of 21,773,520 shares of our Common Stock, representing approximately [67.6%] of the shares of our Common Stock entitled to vote on such date, and executed the Written Consent in lieu of a meeting in accordance with our By-Laws and the DGCL. The Written Consent is sufficient under the DGCL and our By-laws to approve and adopt the actions described in this Information Statement. Consequently, no further stockholder action is required. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the actions taken by Written Consent will become effective no earlier than 20 calendar days after the date on which this Information Statement is first sent or given to our stockholders, and as to the Reverse Split upon the filing of the Certificate of Amendment to the Certificate of Incorporation, as shall be determined by our Board in its sole discretion.

Dissenters’ Rights of Appraisal

Under the DGCL, stockholders are not entitled to appraisal rights in connection with any of the actions described in this Information Statement and we will not independently make those rights available to our stockholders.

Notice Pursuant to our Bylaws and the DGCL

Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 2.07 of our Amended and Restated By-laws and Section 228(e) of the DGCL.

Interest of certain persons in the MATTERS

DESCRIBED IN THIS INFORMATION STATEMENT

None of our directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock, unless otherwise noted, as of June 20, 2019, (i) by each current director and each Named Executive Officer, (ii) as of June 20, 2019, by all directors and executive officers as a group, and (iii) as of the date noted in each related footnote, by the entities known by us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock.

Name and Address	Common	Common Stock	Total Beneficial	Percentage of Class Beneficially
of Beneficial Owner (1)	Stock	Equivalents (2)	Ownership	Owned (1)
Non-Executive Directors
James Huang (3)	4,641,760	2,451,173	7,092,933	*
John R. Leone	1,212	1,848	3,060	*
Joseph M. Mahady	1,160	1,869	3,029	*
Bruce A. Peacock	1,160	1,986	3,146	*
Brian D. Schreiber, M.D.	-	-	-	*
Daniel Geffken	-	-	-	*

Named Executive Officers
Craig Fraser	62,931	15,927	78,858	*
Steven G. Simonson, M.D.	30,888	6,491	37,379	*
John A. Tattory	26,635	5,830	32,465	*

Executive Officers and Directors as a group (10 persons)	4,766,837	2,489,083	7,255,920	0.86%

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
5% Security Holders
Name and Address

Lee's Pharmaceutical Holdings Limited (4)	12,794,970	1,107,786	13,902,756	41.75%
1/F, Building 20E, Phase 3
Hong Kong Science Park
Shatin, Hong Kong

Panacea Venture Healthcare Fund I L.P. (5)	4,527,345	2,451,173	6,978,518	14.06%
#6 Lane 1350 Middle Fuxing Rd.
Xuhui District
Shanghai, China 200319

Bioengine Capital (6)	3,551,750	1,131,836	4,683,586	14.06%
Bioengine Technology Development, Inc.
7F, No. 3-2 Park St.
Nangang District Taipei City 1 15
Taiwan
Republic of China

Ivy Blue Holding Limited (7)	4,336,790	-	4,336,790	13.47%
(KPCB China II)
No. 6 Lane 1350 Middle Fuxing Rd.
Xuhui District
Shanghai, China 200319

Tyrus-DA Global Healthcare No. 1 (8)	2,530,137	1,265,068	3,795,205	9.99%
Tyrus Holdings
#1904 Trade Tower
Yeongdongdaero 511
Gangnam-gu, Seoul, Korea (06164)

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and investment power with respect to shares of Common Stock.  Shares of Common Stock and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 20, 2019 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding any options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group. As of June 20, 2019, there were 32,188,855 shares of Common Stock issued and outstanding. The address of each individual person is c/o Windtree Therapeutics, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

(2)

Except where noted, Common Stock Equivalents include shares of Common Stock subject to options, warrants or convertible preferred shares currently exercisable or exercisable within 60 days after June 20, 2019 held by each person or group named above.

(3)

This information is based on a Form 3 filed with the Securities and Exchange Commission ("SEC") by Mr. Huang, and Mr. Huang disclaims beneficial ownership of the shares held by the fund, except to the extent of his pecuniary interest therein.

(4)

This information is based on the following: a Form 4/A filed with the SEC by Lee’s, a Form 3 filed with the SEC by China Cardiovascular Focus Limited (China Cardiovascular) and Lee’s Pharmaceutical International Limited (Lee’s International), and a Form 4/A filed by LPH II Investments Limited (LPH II) on December 26, 2018; and a Schedule 13D/A filed with the SEC by Lee’s and LPH, a Schedule 13 D filed with the SEC by Lee’s International and China Cardiovascular, and a Schedule 13D/A filed by LPH II on December 31, 2018, including with respect to the following: (i) Lee’s holds directly a beneficial ownership interest in 66,900 shares of Common Stock and 1,338 Series A-1 Warrants to purchase 66,900 shares of Common Stock at an exercise price per share of $27.40, which were acquired on February 13, 2017 in a unit offering consisting of Series A Convertible Preferred Stock and Series A-1 Warrants at a unit price of $1,495; on November 8, 2018, Lee’s converted its Preferred Stock into 66,900 shares of Common Stock pursuant to an Exchange Agreement with us. Lee’s ability to exercise the Series A-1 warrants is initially restricted (which restriction may be adjusted on 61 days’ notice to us) to the extent that, upon exercise, the number of shares then beneficially owned by Lee’s and its affiliates and any other person or entities with which Lee’s would constitute a group under §13(d) of the Exchange Act would exceed 9.99% of the total number of shares then outstanding (the "Ownership Cap"); as a result of the Ownership Cap, Lee’s is currently unable to exercise its Series A-1 Warrants; (ii) on December 21, 2018, LPH II, a wholly-owned subsidiary of Lee’s, converted $6.0 million of existing debt obligations in the private placement financing dated December 21, 2018 ("December 2018 Private Placement") on the same terms as other investors and received 1,810,938 shares of Common Stock, 307,859 Series F Warrants to purchase 307,859 shares of Common Stock at an exercise price per share of $3.68, and 597,610 Series G Warrants to purchase 597, 610 shares of Common Stock at an exercise price per share of $4.05. In addition, on March 30, 2018, LPH II invested $2.6 million in us and acquired 541,667 shares of Common Stock and 135,417 Series C Warrants to purchase 135,417 shares of Common Stock.  The Series C Warrants are not currently exercisable due to the Ownership Cap. As a result of the foregoing, LPH II holds directly 2,352,605 shares of Common Stock, 307,859 Series F Warrants to purchase 307,859 shares of Common Stock, 597,610 Series G Warrants to purchase 597,610 shares of Common Stock, and 135,417 Series C warrants to purchase 135,417 shares of Common Stock.  LPH II is currently unable to exercise the Series C, F and G warrants due to the Ownership Cap. Lee’s holds an indirect beneficial interest in these securities based upon its ownership of 100% of LPH II; (iii) in connection with the CVie Acquisition, China Cardiovascular, a wholly-owned subsidiary of Lee’s International and a former stockholder of CVie Therapeutics, received 8,063,861 shares of Common Stock in the merger at an exchange ratio of .3512 share of our Common Stock for each share of CVie common stock. Of this amount, 984,000 shares are held in escrow with our transfer agent for a one-year period to secure the performance of Lee’s under an indemnification letter agreement indemnifying the holders of our Common Stock as of December 20, 2018 for losses incurred by us in connection with any material inaccuracy in any representation or warranty made by CVie in the merger agreement to which CVie is a party (notwithstanding any lack of survival after closing of the representations and warranties made by CVie therein ). China Cardiovascular holds its beneficial interest in such shares directly. The beneficial interest of Lee’s International is indirect and is based on its ownership of 100% of China Cardiovascular, and the beneficial interest of Lee’s is indirect and is based on Lee’s ownership of 100% of Lee’s International; (iv) effective October 27, 2017, LPH, at the time a wholly-owned subsidiary of Lee’s, invested $10.0 million in us and acquired 2,311,604 shares of Common Stock. Following a transaction in which a passive investor acquired from Lee’s a 26% interest in LPH, Lee’s holds a 74% interest in LPH and LPH holds shared voting power with respect to 2,311,604 shares of Common Stock, all of which may be attributed to Lee’s under SEC attribution rules.

(5)

This information is based on a Schedule 13D filed with the SEC by Panacea Venture Healthcare Fund I, L.P. (the "Fund"), Panacea Venture Healthcare Fund GP I, L.P. the general partner of the Fund (the "Immediate GP"), Panacea Venture Healthcare Fund GP Company, Ltd., the general partner of the Immediate GP (the "Parent GP") and Panacea Venture Management Company Ltd. (the "Management Company," and together with Parent GP, Immediate GP and the Fund, the "Panacea Entities"), on December 31, 2018 with respect to 6,791,018 of our shares owned by the Panacea Entities, which includes 769,649 shares issuable upon exercise of Series F Warrants and 1,494,024 shares issuable upon exercise of Series G Warrants. Mr. Huang serves as a director of the Parent GP and the Management Company. In addition, the Management Company owns 187,500 Series D Warrants to purchase 187,500 shares of our Common Stock. The Panacea Entities may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

(6)

This information is based on a Form 3 and a Schedule 13G filed with the SEC on March 21, 2019, with respect to 3,551,750 shares of Common Stock, 384,824 Series F Warrants to purchase 384,824 shares of Common Stock, and 747,012 G Warrants to purchase 747,012 shares of Common Stock, owned by the following persons: Center Laboratories, Inc. ("Center") and Bioengine. The beneficial ownership for Bioengine is based on 3,551,750 shares of Common Stock, 384,824 Series F Warrants, and 747,012 G Warrants issued directly to Bioengine. The beneficial ownership percentage of Center is based on Center’s indirect ownership of 58.6% of the equity interest in Bioengine.

(7)

This information is based on a Form 3 and Schedule 13D filed with the SEC on December 31, 2018, with respect to 4,336,790 shares of Common Stock owned by Ivy Blue Holding Limited ("Ivy Blue") and KPCB China Fund II, L.P. and affiliates. The beneficial ownership for Ivy Blue is based on 4,336,790 shares of Common Stock owned directly by Ivy Blue.  The indirect beneficial ownership of KPCB China Fund II, L.P. is based on its ownership of 100% of Ivy Blue. In addition, KPCB China Associates II, L.P. is the general partner of KPCB China Fund II, L.P. KPCB China Holdings II, Ltd. is the general partner of KPCB China Associates II, L.P. The directors of KPCB China Holdings II, Ltd. are Brook Byers, Wen Hsieh, James Huang and Theodore Schlein. By virtue of these relationships, Brook Byers, Wen Hsieh, James Huang and Theodore Schlein may be deemed to indirectly beneficially own the securities held by Ivy Blue Holdings Limited; however, each disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)

In connection with the December 2018 Private Placement Financing, we issued to Tyrus-DA Global Healthcare No. 1 2,530,137 shares of Common Stock, 430,123 Series F Warrants to purchase 430,123 shares of Common Stock, and 834,945 Series G Warrants to purchase 834,945 shares of Common Stock.

REVERSE SPLIT

With the exception of anticipated post-split share numbers and stock prices set forth in this discussion, unless otherwise indicated, the share numbers do not reflect the effect of any reverse split or change in Authorized Shares of Common Stock

General

Each of the Board and the Majority Holders determined that, for purposes of complying with applicable initial Nasdaq listing rules, it is advisable and in our best interest and that of our stockholders to provide our Board the ability to take advantage of market conditions and other factors and restructure our capital at any time without the delay and additional expense required to secure stockholder approval, which would include mailing an Information Statement or Proxy Statement. Accordingly, the Written Consent approves a Reverse Split of our Common Stock, at a ratio ("Exchange Ratio") of not less than 10-for-11 and not greater than 1-for-3, as shall be determined in the sole discretion of the Board, and on the terms described in this Information Statement.

If the Board ultimately decides to implement a Reverse Split, the number of shares of Common Stock authorized for issuance under our Certificate of Incorporation ("Authorized Shares"), which is currently 120 million shares, will not be affected and will remain unchanged at 120 million shares following the Reverse Split.

The number of authorized shares of our preferred stock, which is 5 million, will not be affected by a Reverse Split. The par value of our Common Stock will remain unchanged at $0.001 per share.

The Reverse Split will be implemented simultaneously for all shares of Common Stock that are issued and outstanding, all Treasury shares and all shares issuable under outstanding options and warrants. The Reverse Split will affect all stockholders uniformly and will have no effect on the proportionate holdings of any individual stockholder, with the exception of adjustments related to the treatment of fractional shares (see below).

Why Implement a Reverse Split?

Executing a Reverse Split could be a critical component of our strategy to reapply for and be approved for listing our Common Stock on the Nasdaq Stock Market. In order to meet the listing requirements of the Nasdaq Capital Market, our Common Stock must meet certain minimum trading price requirements. Approving the Reverse Split will provide our Board of Directors with the ability (but not the obligation) to implement a Reverse Split, which will put us in a position to apply for listing our Common Stock on the Nasdaq Capital Market. Without the ability to implement the Reverse Split, we may not meet Nasdaq’s minimum price requirement at the time of our planned listing application.

In addition to Nasdaq’s minimum price requirement, the Board will determine when to implement a Reverse Split and at what Exchange Ratio based upon a number of other market and business factors deemed relevant by the Board at that time, including, but not limited to:

●	the Nasdaq Listing Rules, including the minimum bid price, the minimum number of round-lot holders, and the minimum number of publicly held shares;
●	the historical and current trading price and volumes of our Common Stock;
●	existing marketability and liquidity of our Common Stock and the expected impact of a Reverse Split on the trading market, including the anticipated post-split market price, for our Common Stock;
●	potential business and strategic alternatives, if any, that may be available to us at that time; and
●	prevailing general stock market and economic conditions.

Should the Board determine to implement a Reverse Split, before we file the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, we plan to issue a press release announcing the terms, including the Exchange Ratio, and effective date of the Reverse Split.

Potential Benefits of a Reverse Split

There are two primary benefits to implementing a Reverse Split: (i) once the Exchange Ratio is applied to reduce the number of our issued and outstanding shares and shares reserved for issuance under outstanding options and warrants, because our Authorized Shares will remain at 120 million shares, we will have more unreserved shares available for issuance going forward, and (ii) the trading price per share of our Common Stock should increase, which would better position us to meet the minimum bid price required for listing our Common Stock on the Nasdaq Capital Market.

Increase in Shares Available for Future Issuance

If our Board determines to implement a Reverse Split, the number of shares of our Common Stock that are issued and outstanding would immediately and automatically be reduced, as of the effective date of the Reverse Split, by a factor equal to the Exchange Ratio and the number of shares of our Common Stock reserved for issuance under outstanding options and warrants would be reduced proportionately and the respective exercise prices would be increased proportionately; consequently, without increasing the number of Authorized Shares under our Certificate of Incorporation, the number of shares of Common Stock that are available for future issuance would be increased. For example, on June 20, 2019, there were 32,188,855 shares of our Common Stock issued and outstanding and 15,775,297 shares reserved for issuance under stock options, restricted stock units, and warrants. If the Exchange Ratio selected by the Board is "1 for 2," every two shares of Common Stock held by a stockholder would be converted into one share that would remain issued and outstanding. As a result, after such a Reverse Split, there would be 16,094,427 shares of our Common Stock issued and outstanding and 7,887,648 shares reserved for future issuance, leaving 96,017,925 unreserved shares available for future transactions.

The following table presents examples, as of June 20, 2019, relating to the impact of the Reverse Split on our Common Stock based on certain of the Exchange Ratios available for selection by our Board, without giving effect to any adjustments for fractional shares of Common Stock. The number of Authorized Shares will remain unchanged at 120 million.

Exchange Ratio	Number of Shares of Common Stock Issued and Outstanding (1)	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized and Available for Issuance
Pre- Split	32,188,855	15,775,297	72,035,848
10-for-11	29,262,595	14,341,179	76,396,226
1-for-2	16,094,427	7,887,648	96,017,925
1-for-3	10,729,618	5,258,432	104,011,950

(1) As of June 20, 2019 and does not take into account the cancellation of any fractional shares, with respect to which holders would be entitled to a cash payment. See, "Treatment of Fractional Shares."

Higher Share Price

If the Board effects the Reverse Split, our stock price per share will increase, at least initially, in relation to the Exchange Ratio, which would better position us to meet the minimum bid price requirement for listing our Common Stock on the Nasdaq Capital Market. Generally, our Common Stock must have a minimum bid price of $4.00 to qualify for listing on the Nasdaq Capital Market. Although our Common Stock was quoted on the OTCQB on June 10, 2019 at $4.50, which is more than $4.00 per share, the market price of our Common Stock is volatile and subject to factors outside of our control. By approving a Reverse Split in advance, our Board can assess the situation at the time of filing the Nasdaq listing application and determine whether implementing a Reverse Split would be advisable to increase the market price of our Common Stock and increase the likelihood that it would remain above the $4.00 minimum bid price during the application process. The Board also could determine that a Reverse Split is not necessary and proceed accordingly.

INFORMATION ABOUT THE REVERSE SPLIT

WHAT YOU NEED TO KNOW

Effect of the Reverse Split on our outstanding shares of Common Stock

If the Board determines to implement a Reverse Split, the Reverse Split will be effective immediately and without further action by our stockholders upon our filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Individual stockholders will own fewer shares after the Reverse Split, equal to the number of shares owned prior to the Reverse Split divided by the Exchange Ratio selected by the Board, and cash in lieu of any resulting fractional share. The Reverse Split will not change the number of stockholders of record, although it may increase the number of stockholders holding odd-lot positions in our Common Stock. Following the Reverse Split, all shares will remain fully paid and non-assessable.

Effect of the Reverse Split on our authorized capital stock

Our authorized capital stock consists of 120 million shares of Common Stock and 5 million shares of Preferred Stock. If the Board implements a Reverse Split, the number of Authorized Shares of Common Stock will not be affected and will remain unchanged at 120 million shares, which will have the effect of further increasing the number of shares available for issuance under our Certificate of Incorporation relative to the number of shares outstanding post-split. The number of shares of authorized Preferred Stock would not change.

If the Board implements a Reverse Split, the par value of our Common Stock will remain unchanged post-split at $0.001 per share.  The value of our Common Stock as designated on our consolidated balance sheet will be decreased proportionately based on the Exchange Ratio with a corresponding increase in additional paid-in capital. "Net loss per common share" will increase proportionately as a result of the Reverse Split since there will be fewer shares outstanding.  In future financial statements, "net loss per common share" for periods ending before the Reverse Split will be recast to give retroactive effect to the Reverse Split. We do not anticipate any other material accounting consequence will arise as a result of the Reverse Split.

Treatment of fractional shares

If the Board implements a Reverse Split, no fractional shares will be issued. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock because they hold a number of shares not evenly divisible by the Exchange Ratio selected by the Board will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of our Common Stock on the business day immediately preceding the effective date of the Reverse Split as reported on the OTCQB by (ii) the number of shares of our Common Stock held by the stockholder that would otherwise have been exchanged for the fractional share interest. No interest will be paid on any cash amount representing fractional shares between the effective date of the Reverse Split and the date of payment.

Effect of the Reverse Split on options, restricted stock awards and warrants

If the Board implements a Reverse Split, the number of shares of Common Stock subject to outstanding options and restricted stock awards under our 2011 Long-Term Incentive Plan and the number of warrant shares will automatically be reduced by a factor equal to the Exchange Ratio applied for the Reverse Split. The per-share exercise price of options and warrants will also be increased by the same factor, so that the aggregate dollar amount payable for the purchase of shares of Common Stock subject to options and warrants will remain unchanged. For example, if an option holder has options to purchase 1,000 shares at an exercise price of $1.00 per share, if the Reverse Split is effected at the Exchange Ratio of 1-for-2, the number of shares that may be purchased pursuant to the option will be reduced to 500 shares and the exercise price at which the shares may be purchased will be proportionately increased to $2.00 per share. In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options, restricted stock awards and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. In addition, under our 2011 Long-Term Incentive Plan, the Reverse Split will reduce the number of shares of Common Stock available for future issuance in proportion to the Exchange Ratio applied for the Reverse Split.

Warrants issued in connection with our financing activities will generally be adjusted as described in the foregoing paragraph, subject to such other adjustments as may be provided in the applicable warrant agreements.

No going private transaction

If the Board implements a Reverse Split, notwithstanding the decrease in the number of outstanding shares of Common Stock resulting from the Reverse Split, the Board does not intend that the Reverse Split would be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Exchange Act.

Registration and trading of our Common Stock

Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to periodic reporting and other requirements of the Exchange Act. If the Board determines to implement a Reverse Split, the Reverse Split will not affect the registration of our Common Stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If a Reverse Split is implemented, our Common Stock will begin trading on a post-split basis on the effective date that we announce by press release.  On the effective date, our trading symbol as quoted on the OTCQB will change to "WINTD."  The "D" will be removed 20 business days from that date, and the symbol will revert to the original symbol of "WINT."  In connection with a Reverse Split, the Company’s CUSIP number (which is an identifier used by participants in the securities industry to identify our Common Stock) will change to a number that will be announced in a press release at the time of implementation.

Procedures to Implement a Reverse Split

If implemented, the Reverse Split will be effective on the date set forth in the Certificate of Amendment to the Certificate of Incorporation effecting the Reverse Split as filed with the Secretary of State of the State of Delaware (the effective date) unless otherwise specified in such Certificate of Amendment Certificate of Incorporation, without any action on the part of our stockholders and without regard to the date that any stock certificates representing the stock prior to the Reverse Split are physically surrendered for new stock certificates.

Exchange of book-entry shares

If the Board implements a Reverse Split, stockholders whose shares are uncertificated and held in "street name" with a broker, either as direct or beneficial owners, will have their holdings electronically adjusted by their brokers to give effect to the Reverse Split. In addition, stockholders whose shares are held in book-entry form on the books of our transfer agent, Continental Stock Transfer & Trust Company ("Continental"), will have their holdings electronically adjusted by Continental to give effect to the Reverse Split. Continental will issue new statements of holdings following such adjustments. Any payments in lieu of fractional shares will also be processed by the brokers and by Continental as applicable.

Exchange of shares held in certificate form

IF A REVERSE SPLIT IS IMPLEMENTED, STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

As soon as practicable after the effective date, Continental, acting as exchange agent, will mail to each stockholder of record whose shares are held in certificate form transmittal forms to be used in forwarding their certificates for surrender and exchange for the whole number of new shares of our Common Stock that such stockholder is entitled to receive as a result of the Reverse Split. For ease of stockholder record-keeping, we ask that Certificate of Amendment provide instructions for the exchange of those certificates into book-entry shares in lieu of certificates. The book-entry shares would be held in a separate account on the books of Continental for the benefit of each stockholder. Each stockholder who surrenders certificates will receive a book-entry account statement reflecting the shares of our Common Stock to which such stockholder is entitled as a result of the Reverse Split, or in lieu thereof, such stockholder may elect to receive new certificates representing the shares of our Common Stock to which he or she is entitled as a result of the Reverse Split. No book-entry shares or new certificates will be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form. Stockholders of record will receive a check from Continental representing the cash amount due upon surrender to the exchange agent of the certificates representing any fractional shares.

_________________________________________

THE SHARE ISSUANCE PROPOSAL

Each of the Board and the Majority Holders determined that it is advisable and in our best interest and that of our stockholders to approve, in advance and for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in one or more transactions to the extent that those securities exceed 20% of the issued and outstanding Common Stock.

Although our Common Stock currently is quoted on the OTCQB and not on the Nasdaq Stock Market, we plan to apply to list our Common Stock on the Nasdaq Capital Market. In the event that a future issuance is subject to Nasdaq Listing Rule 5635 (Nasdaq’s stockholder approval rule), to provide our Board flexibility to identify and complete a financing transaction that otherwise would require stockholder approval, the Majority Holders have consented to the issuance of securities in a transaction that exceeds 20% of the number of shares of our Common Stock or the voting power outstanding before the transaction. The Company currently has 32,188,855 shares of Common Stock issued and outstanding.

APPENDIX I

FORM OF

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

The Corporation was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Corporation changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Corporation changed its name again on April 15, 2016, to Windtree Therapeutics, Inc.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and the amendments set forth below shall become effective upon the filing and effectiveness pursuant to the Delaware Corporation Law of this of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

1.     Upon the filing and effectiveness (the "Effective Time”) pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each __ share(s) of the Corporation’s common stock ("Share''), par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (l) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split"). No fractional shares will be issued as a result of the Reverse Stock Split. Instead, Stockholders who otherwise would be entitled to receive a fractional shares of Common Stock as a consequence of the Reverse Stock Split will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of our Common Stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the OTCQB® by (ii) the number of shares of our Common Stock held by the Stockholder that would otherwise have been exchanged for the fractional share interest. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

2.     The first paragraph of Article FOUR of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000, consisting of 120,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).”

5.     This Certificate of Amendment shall become effective on _________, 2019 at 12:01 a.m. Eastern Time.

6.     Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as amended, remains in full force and effect.

IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this ____ day of _________, 2019.

Windtree Therapeutics, Inc.

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer